International Distribution Agreement

This Distribution Agreement (the "Agreement") is entered as of (October 31,2011) ("Effective Date") by and between IsoRay Medical Inc., ("Company"), a Delaware corporation, with its principal place of business at 350 Hills Street, Suite106, Richland, WA 99354 and Karlheinz Goehl-Medizintechnik GÖhl, ("Distributor"), a medical device distributor, with its principal place of business at Hermann-Glockner-Str., 590763 Fuerth, Germany.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.0	Definitions

1.1	"Territory" shall include all of and be limited to the Germany, Austria, Switzerland, Italy and Luxembourg.

1.2	"Customers" shall include hospitals, out-patient clinics, and out healthcare institutions located within Territory.

1.3
"Products" shall mean those products listed in Exhibit A attached hereto. Any update, enhancement, or improvement of a Product or new Products introduced into the same product line as such Product shall be added to Exhibit A as a new Product. Company reserves the right to change, modify, or discontinue any Product at any time provided that Company gives ninety (90) days prior written notice to Distributor.

2.0	Appointment of Distributor

2.1
Subject to the terms and conditions set forth herein, Company hereby appoints Distributor as the exclusive distributor for the Products and authorizes Distributor to promote, market, and sell within the Territory.

2.2
Company shall not sell Products directly to Customers nor shall Company authorize any other entity to distribute the Products within the Territory. Company shall not sell the Products on an O.E.M. basis within the Territory.

2.3	Distributor agrees that it will only solicit orders for Products in the Territory and not in any other geographic area.

2.4
Distributor will not appoint any sub-Distributors or agents for the sale of Products without the prior written consent of the Company. If Company consents in writing to appointment of a sub-distributor or agent, Distributor will cause such sub-Distributor or agent to comply fully with the obligations imposed hereunder on Distributor applicable to the sale of Products within the Territory. Distributor agrees to indemnify and hold Company harmless from all claims, damages and liabilities which may be incurred by virtue of the appointment, actions, or termination of any sub Distributor or agent.

3.0	Ordering, Payment, and Supply Terms

3.1
Company shall fill Distributor purchase orders only when received in writing in the English language. This includes orders for Iotrex that shall be ordered by the Distributor on behalf of Customers. Orders will not be received directly from Customers.

3.2	Iotrex orders will not be filled unless the following condition is met and the Distributor supplies the following information to the Company.

3.2.1	Proof that Customer is duly authorized and licensed to receive Iotrex shall be provided in writing by the Distributor and be on file at the Company.

3.2.2	The written order shall contain the following:

●	Customer name

●	Customer shipping address
●	Customer phone number
●	Customer contact name
●	Name of prescribing physician
●	Minimum required radioactive activity
●	Desired delivery date -to assure prompt delivery, at least 96 hours must be allowed for the fulfillment and shipping of the order
●	Planned date for after loading Iotrex into patient

3.3
All payments shall be in U.S. dollars, with foreign currency translations occurring on the date of payment. Distributor shall make payment to Company in accordance with payment terms specified by Company from time to time. Company's current prices and payment terms are set forth in Exhibit A.

3.4
To the extent Distributor shall fail to make payment as specified therein, or if for any other bona fide reason Company deems itself to be insecure as to payment, Company may refuse to accept any orders, stop shipment of any orders previously accepted, or may require that the Distributor make full or partial payment in advance or provide other satisfactory security that invoices will be promptly paid when due. Title to any Product shall not pass to Distributor until payment in full has been received by Company for such Product.

3.5	Distributor shall be responsible for all transportation charges, insurance premiums, taxes, duties, and all other governmental assessments such as may apply to the delivery of Product into Territory.

3.6	Unless otherwise designated in advance by Company, Products are delivered F.O.B. Company's applicable warehouse or manufacturing facility.

3.7	Distributor may select provider and level of service for shipping of Products

3.8
Returned goods will be accepted by the Company from the Distributor only in the event that a shipment includes the wrong type or quantity of product or if the goods arrive in a condition of damage such that they are not sellable. The Company must be notified in writing of these deficiencies within thirty (30) days of receipt of the goods or no return will be allowed. After receipt of Product, Distributor shall maintain package and component integrity by storing, handling and shipping Product per the directions included in package labeling and instruction manuals. Returns of Product from customers via the Distributor shall be handled in accordance with the procedures initiated via the Company’s current Customer complaint process which shall be provided to the Distributor. The Company’s Customer complaint process may be updated periodically and such update shall be provided to the Distributor.

3.9
Company shall have the right to increase pricing from time to time upon at least [**] notice (the ''Notice Period") to Distributor. In the event of a price increase, Company shall honor the Distributor's open purchase orders in effect at the time of the announcement of the price increase at the prices in effect immediately prior to the effective date of such increase. Between the announcement of a price increase and the effective date of a price increase, Distributor shall be entitled to purchase a quantity of Products at the price in effect immediately before the price increase not to exceed the number of Product units ordered by Distributor from Company during the two months preceding the announcement of the price increase. Any orders for Products in excess of this amount during the Notice Period and any orders received by the Company on or after the effective date of the price increase, shall be treated as orders at the new price.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.10	In the event that Company decreases pricing, there shall be no retroactive adjustments to pricing on Product previously ordered or purchased by Distributor.

3.11
Only Company shall be permitted to determine whether or when to make a recall of a Product determined by Company to be defective or subject to recall for any other reason. Distributor agrees to cooperate with Company in all reasonable ways to accomplish the "recall" and to remove such recalled Products from the market. This shall include but not be limited to the obligation to pick up all recalled Products from the customer. Company reserves the right to replace "recalled" Products with equivalent Products.

4.0	Term and Termination

4.1	Unless terminated earlier as provided herein, this Agreement shall have a term extending from the date of this Agreement to (August 30, 2013).

4.2
This Agreement may be extended by mutual agreement of the Company and Distributor. Such extension shall be an addendum to this Agreement with the dates therein superseding the expiration date in this section.

4.3	This Agreement may be terminated by either party for cause by written notice upon the occurrence of any of the following events:

4.3.1	If the other ceases doing business or otherwise terminates its ./ business operations without a successor.

4.3.2
If the other shall fail to promptly secure or renew, or have revoked, any license, registration, permit, authorization, or approval for the conduct of its business in the manner contemplated by this Agreement.

4.3.3	If the other breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach.

4.3.4	If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding.

4.4
Company may terminate this Agreement either: (a) upon notice to Distributor if necessary governmental and regulatory approvals to allow for the sale of the Products within the Territory are not received within six (6) months of the date of the Agreement or (b) upon notice to Distributor, if Distributor fails to meet the minimum forecast set forth in Exhibit B and its subsequent addendums that arise from annual planning.

4.5	In the event of any termination of this Agreement, the parties shall retain all available remedies, at law or in equity.

4.6
Upon termination of this Agreement, neither party shall be liable to the other for any loss of profits or prospective profits of any kind or nature sustained or arising out of such termination. The termination of this Agreement shall not relieve or release either party from making payments, which may be owing to the other party under the terms of this Agreement, or from the confidentiality provisions as described in section 8 of this Agreement.

4.7
Upon expiration or termination of this Agreement or earlier upon notice in the event of termination for cause, Company may (at any time thereafter) 4 appoint a new distributor or distributors of Products in the Territory. The following obligations of Distributor will survive and continue after expiration or termination:

4.7.1	to immediately return to Company all documents, or other informational and advertising materials in tangible form relating to the Products, supplied to Distributor by Company;

4.7.2	to continue to make any payments owed to Company promptly when due;

4.7.3	to continue to indemnify Company in respect to all matters as to which indemnification by Distributor is required by this Agreement; and

4.7.4	to continue to observe any obligation otherwise expressly provided in this Agreement to survive expiration or termination.

4.7.5
Upon notice from Company delivered at any time prior to thirty (30) days after any expiration or termination of this Agreement, Company may, at its option, repurchase from Distributor at its net warehouse cost, any or all Products that are commercially usable, as well as any usable advertising or sales materials previously purchased by Distributor.

5.0	Distributor Rights and Responsibilities

5.1
Distributor shall provide, at its own expense and with Company assistance as needed, all necessary governmental and regulatory approvals and registrations to allow for the sale of the Products within the Territory. All such approvals and registrations shall be initiated and maintained in the name of the Company, which shall pay all registration and filing fees. The Company warrants and has provided proof to the Distributor that the Products are CE certified.

5.2
Distributor agrees to maintain qualified personnel for the purpose of promotion and servicing the Products, and agrees to provide adequate training to physicians to assist them in proper use of Products.

5.3	Distributor agrees to use its best efforts to market, distribute, and support the Products on a continuous basis.

5.4	Distributor shall at all times maintain an inventory equal to or greater than the previous two months' sales.

5.5	Distributor agrees to not sell competing products or products that Company reasonably believes are capable of displacing the Company's Products.

5.6
Distributor shall provide a quarterly report detailing Customer sales and account activities. These reports shall include Products sold into specific accounts by name. Accounts profiles, including contact and clinician information, shall be provided for each Customer.

5.7	All promotional materials used by Distributor shall be reviewed and approved by Company.

5.8	Test protocols proposed by Distributor shall be approved by Company prior to discussion with Customers.

5.9	Distributor shall provide opportunity for Company personnel to work with Distributor field representatives and to visit with customers and potential customers.

5.10	Distributor shall not repackage or relabel Products.

5.11	Distributor shall, at its own expense provide translations of the Product labeling and other Product information into the languages as required by the Territory.

5.12	Distributor shall establish and follow procedures for the storage and handling of Products in accordance with the Product labeling.

5.13	Distributor shall promote or sell Products only in accordance with the approved indications for use.

5.14
Distributor shall maintain record keeping practices for lot control and Product traceability. Distribution records shall include name and address of initial consignee. Identity and quantity of Product shipped, and control number used. Distributor records shall be maintained in a manner that will allow their timely retrieval. The distribution record shall contain sufficient information to permit complete and rapid withdrawal of the Products from the market if so warranted. Distribution records shall be retained for the longer of the projected useful life of the Product or fifteen, (15), years from the date of initial Product shipment.

5.15
In the event of a customer complaint, Distributor shall follow the procedures described in the Company’s Customer complaint processing procedure. All Product complaints shall be provided orally, in English, by the Distributor to the Company within twenty-four (24) hours of the receipt of the complaint and in written form and in English within seventy-two (72) hours of the original complaint. Distributor shall also assist Company in the investigation of customer complaints as needed. Product returned to or collected by the Distributor in connection to a customer complaint shall not be destroyed unless the Company gives such instruction. Distributor shall maintain complaint records and file required reports in accordance with local and federal regulations for the Territory.

5.16
Distributor shall conduct Product recalls as directed by the Company and shall maintain the required associated records. Distributor shall meet all requirements that pertain to market withdrawal of the Product in accordance with local and federal regulations for the Territory.

6.0	Company Rights and Responsibilities

6.1	Company shall maintain rights to all trademarks, patents, and other intellectual and marketing properties.

6.2	Company shall provide reasonable sales and product training to Distributor representatives.

6.3	Company shall make available Company technical experts for reasonable consultation with Distributor representatives.

6.4	Company shall provide Distributor with the standard specifications of the Products along with any test methods under which the specifications were measured or tested.

6.5	Company shall provide Distributor with the current copies of Company’s procedures for Processing of Customer complaints, Medical Device Vigilance Reporting, and Field Safety Corrective Action.

6.6
Company shall provide Product information and promotional materials in English for Distributor to use or translate, while retaining the right to review before altered or translated materials are used by Distributor.

6.7	Company shall provide non-sterile Product samples for demonstration use as outlined in Exhibit C.

6.8
Company may, at its sole discretion, offer promotional monies, marketing funds, or free goods tied to specific Distributor actions aimed at facilitating the opening of new Customer accounts. Said offers shall be attached to Exhibit C of this Agreement.

7.0	Joint Responsibilities

7.1	Company and Distributor shall hold a joint review and planning session at least annually.

7.2
Company and Distributor shall agree to minimum annual forecast quantities at the end of each calendar year for the following calendar year. These quantities and timing shall be reflected in an update to Exhibit B.

8.0	Confidentiality

8.1
Distributor undertakes to maintain in confidence and make no use of, except in the course of its performance hereunder, all data and information relating to the Products (including data and information provided prior to the date of this Agreement). Such undertaking shall survive termination of Distributor's rights with respect to any Product and termination of this Agreement, but shall not apply to the extent Distributor is able to demonstrate from its written records that such data or information was already in its possession at the time of disclosure to it, or that such data or information was in the public domain at such time or subsequently became part of the public domain through no fault of Distributor.

8.2	Distributor shall not disclose the terms of this Agreement to any third party.

9.0	Compliance with Laws

9.1
Distributor will at all times during the term of this Agreement comply with all laws and regulations applicable to its business in the Territory. Distributor shall notify Company of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter.

9.2
Distributor shall, at its expense, obtain any and all import licenses and governmental approvals that may be required of Distributor to permit the sale by Company and the purchase by Distributor of Products, comply with all registration requirements in the Territory, obtain such approvals from the banking and other governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to Company in U.S. dollars, and comply with any and all governmental laws, regulations, and orders that may be applicable to Distributor by reason of its execution of or performance under this Agreement including any requirement to be registered as Company's independent distributor or Distributor with any governmental authority, and including any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of Products in the Territory. Distributor shall furnish Company with such documentation as Company may request to confirm Distributor's compliance with this Section and agrees that it shall not engage in any course of conduct that, in Company's reasonable belief, would cause Company to be in violation of the laws of any jurisdiction.

In the event the laws or regulations of the Territory make it advisable (in Company's sole discretion) for Products in this Agreement to be registered, notified, or approved by any governmental authority of the Territory, Distributor shall assist Company, at Distributor's cost, in securing such notification, registration or approval in Company's name Distributor agrees to promptly advise Company of all changes in such requirements as they apply to Products, or to this Agreement. If any governmental authority determines or directs that any provision of this Agreement violates laws, rules, or regulations, the parties agree to amend this Agreement to remove any offending provisions. Distributor agrees to be responsible for any and all taxes, stamp taxes or other assessments made or payable with respect to this Agreement to any governmental authority within the Territory.

9.3
Distributor shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Company offer, promise, or authorize to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof Distributor shall require each of its directors, officers, employees, and agents to comply with the provisions of this Section.

10.0	Force Majeure

10.1
Each of the parties here to shall be excused from the performance of its obligations hereunder to the extent such performance is prevented by a cause beyond the reasonable control of such party, including, without limitation: act of God; act regulation or law of any government; act of terrorism: war; civil commotion; destruction of Production facilities or materials by fire, earthquake or storm; labor disturbance; severe economic dislocation rendering the prices hereunder uneconomic or otherwise insufficient; and failure of suppliers, public utilities or common carriers.

11.0	Warranties

11.1
As between the Company and Distributor, the Company assumes responsibility for (i) any failure of Product(s), at the time of delivery, to comply with all laws in force in the area of the Territory, which apply to the manufacture or content of medical goods, (ii) for failure of any of its Product(s) to meet label specifications at the time of delivery to the Distributor.

11.2
As between the Company and Distributor, Distributor assumes responsibility for any negligent act, omission, or misconduct of the Distributor, its offices, employees, or agents including, but not limited to:

11.2.1	any warranty, express or implied, unauthorized by the Company;

11.2.2	bodily injury, property damage, or death arising from

●	any physical change in the form of the Product(s) made by the Distributor; or
●	mishandling of the Product(s) by the Distributor, including, but not limited to repackaging or removal of the Product(s) from their original packaging.

11.3
EXCEPT AS EXPRESSLY PROVIDED ABOVE, COMPANY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. COMPANY'S LIABILITY IN RESPECT OF PRODUCTS IS LIMITED TO THAT SET FORTH IN THE WRITTEN WARRANTIES, IF ANY, ISSUED IN WRITING BY COMPANY. COMPANY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS ARE APPLIED. DISTRIBUTOR AGREES NOT TO MAKE ANY REPRESENTATIONS AND/OR WARRANTIES IN RESPECT OF PRODUCTS EXCEPT AS EXPRESSLY STATED IN THE APPLICABLE WRITTEN WARRANTY, IF ANY, ISSUED BY COMPANY.

NO REPRESENTATION OR WARRANTY IS MADE AS TO FITNESS FOR ANY PURPOSE OR MERCHANTABILITY. DISTRIBUTOR SHALL MAKE NO REPRESENTATION TO THE CONTRARY.

12.0
NOTWITHSTANDING ANY REPRESENTATION, WARRANTY, UNDERTAKING OR OTHER PROVISION, TERM OR CONDITION OF THIS AGREEMENT, EXPRESS OR IMPLIED, COMPANY WILL NOT BE LIABLE TO DISTRIBUTOR FOR ANY LOSS OF PROF ITS OR CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH THE COMPANY'S SUPPLY OR INABILITY TO SUPPLY ITS PRODUCTS.

13.0	General

13.1
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except to a person or entity who acquires all, or substantially all, of the assets or business of a party, whether by sales, merger, or otherwise.

13.2
This Agreement is intended to be the sole and complete agreement between the parties and supersedes and replaces all prior writings or understandings between the parties with respect to the Products. This Agreement supersedes any inconsistent terms in Distributor's purchase orders. No Distributor purchase order shall serve to amend this Agreement, regardless of whether such document was signed by an employee of the Company. Any amendment, modification or waiver of this Agreement shall be in writing.

13.3	This Agreement may be executed in several counterparts, each of which shall be deemed the original but all of which shall constitute one and the same instrument.

13.4
The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of that party's right thereafter to enforce any such provisions or to enforce any other provisions of this Agreement.

13.5	Each party hereto warrants and represents to the other that it is legally free to enter into this Agreement, and that the execution of this Agreement is duly authorized.

13.6
In the event any provision or term of this Agreement shall be held by a court to be illegal or unenforceable, all of the other terms and provisions hereof shall remain in full force and effect unless the term or provision so held to be illegal or unenforceable is also held to be a material part of this Agreement such that the parties herein would not have entered into this Agreement.

13.7
The relationship created between the parties hereto is that of manufacturer/supplier and distributor, and neither party or any of its employees, sub-distributors, customers, or agents shall be deemed to be representatives, agents, or employees of the other parties for any purpose whatsoever, nor shall they or any of them have any authority or right to assume or create any obligation of any kind or nature, express or implied, on behalf of the other party.

13.8
Company reserves the right to set off any amounts Distributor owes to Company against any amount Company owes to Distributor. The existence of any claim by Distributor against Company or any affiliates of Company, whether predicated upon this Agreement or otherwise, shall not entitle Distributor to withhold or set-off any payments due to Company under this Agreement. If any governmental agency prevents payment of any sum owed to Company or performance of any other Distributor duty under this Agreement, Company may immediately terminate this Agreement or, alternatively, be excused from further performance of its obligations under this Agreement.

13.9
All disputes, controversies, claims or differences which may arise between the parties hereto arising out of or in relation to or in connection with this Agreement or any breach thereof shall be settled by arbitration conducted in accordance with the Commercial Arbitration Rules (the "Rules") and Supplementary Procedures for International Commercial Arbitration (the "Supplementary Procedures") of the American Arbitration Association, in effect on July 1, 1996. Whenever any dispute, controversy, claim or difference which may be submitted to arbitration under this Section arises between the parties here to, either party hereby may give to the other party hereto notice of its intention to submit such dispute, controversy, claim or difference to arbitration. Such arbitration shall take place in Richland, WA, United States of America, before a single arbitrator agreed upon by the parties to the arbitration. In the event the parties to the arbitration cannot agree upon an arbitrator within twenty (20) days after either party's notice to arbitrate, such arbitration shall take place in Richland, WA, United States of America, before a single arbitrator appointed by the American Arbitration Association in accordance with the Rules and Supplementary Procedures.

The parties hereto agree that each party to the arbitration is to pay an equal part of the deposit fixed by the American Arbitration Association or the arbitrator. So as to provide a more thorough and expeditious presentation of the issues between the parties to the arbitration, the parties hereto agree that, to the extent not inconsistent with the Rules, the Federal Rules of Civil Procedure, 28 U.S.C.A., shall apply to and be utilized in connection with such proceedings. The determinations of such arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall set forth the grounds for his decision in the award.

The arbitrator shall apply the law of the State of Washington, United States of America, as to both substantive and procedural questions, but excepting any State of Washington rule which would result in judicial failure to enforce this arbitration provision or any portion thereof.

All proceedings before the arbitrator shall be conducted in the English language. All documents and papers submitted to the arbitrator shall be in the English language or accompanied by a competent English language translation thereof.

13.10	This Agreement shall be governed by and construed in accordance with the laws of the State Washington, United States of America.

13.11
Notices under this Agreement will be sent to the company at the abovementioned address, and to the Distributor at the above-mentioned address, or any other address given to the other party in writing. Notices will be effective upon receipt.

13.12
This Agreement has been written, and all discussions leading up to this Agreement have been conducted, in the English language which both parties thoroughly understand. Each party represents that it has read and fully understands this Agreement, and further agrees that all notices and other correspondence or communications between the parties relating to or under this Agreement will be made solely in the English language.

13.13
EACH OF THE SIGNATORIES INDIVIDUALLY REPRESENTS AND WARRANTS THAT S/HE HAS THE REQUISITE POWER AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE PARTY FOR WHICH S/HE SIGNS AND THAT THE PARTY HAS THE FULL POWER AND AUTHORITY TO FULLY PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT.

13.14

Entered into by the parties' duly authorized representatives as of the Effective Date.

IsoRay Medical Inc.	MTG, Medizintechnik Goehl

/s/ Dwight Babcock	/s/ Charly Goehl

Title: CEO	Title: Owner/CEO

International Distribution Agreement
Exhibit A -Product List and Distributor Pricing.

Code	Case Quantity	Product Description	Case Price (U.S.$)

1020	Total of ten (10)	2.0cm GliaSite RTS
Catheter Tray
1030	Total of ten (10)	3.0cm GliaSite RTS
		Catheter Tray	[**]
1040	Total of ten (10)	4.0cm GliaSite RTS
Catheter Tray

9005	Total of ten (10)	GliaSite RTS Access Tray	[**]

8150	1	Iotrex Radiotherapy Solution
		(1 ml vial)*	[**]

To be Determined		Gripper® Infusion Set
		with Separate Injection Site	To be Determined

* 96 hours advance notice required
* Iotrex will be shipped directly to hospital and billed to Distributor

Payments are due net thirty (30) days from date of invoice
Minimum order quantity is full case

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

International Distribution Agreement
Exhibit B – Forecast

Code	Case Quantity	Product Description	Case Price (U.S. $)
Time Period

	10	GliaSite RTS Catheter Tray	1 Case

1020		2.0cm
1030		3.0cm
1040		4.0cm

To Be Determined

9005	5	GliaSite RTS Access Tray	4 Cases

To Be Determined

International Distribution Agreement
Exhibit C – Marketing Support

Sales samples:

Upon receipt of payment for initial stocking order of 10 GliaSite RTS Catheter Trays and 20 GliaSite RTS Access Trays per Exhibit A, the following non-sterile sales samples will be provided free of charge:

[**] GliaSite RTS Catheter Trays
[**] GliaSite RTS catheters
[**] GliaSite RTS Access Trays
[**] sets of acrylic GliaSite catheter models

Additional Catheter Tray sales samples can be purchased for [**]
Additional GliaSite catheter sales samples can be purchased for [**]
Additional Access Tray sales samples can be purchased for [**]
Additional acrylic GliaSite catheter sets can be purchased for [**]

Promotional and Marketing funds:

Mutually agreed upon subsidy (maximum $1000) to cover increased booth size (or booth space at meetings not previously attended) at meetings such as:

German Society of Neurosurgery

IsoRay products will receive booth space and sales effort at least proportional to the amount of the subsidy compared to the total booth expense.

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.